Exhibit 3


                             ARTICLES OF AMENDMENT
        TO THE ARTICLES OF INCORPORATION OF TECH ELECTRO INDUSTRIES, INC.

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to the Articles of Incorporation:

                                   ARTICLE ONE

         The name of the corporation is Tech Electro Industries, Inc.

                                   ARTICLE TWO

         The following amendment to the Articles of Incorporation was adopted on September 25, 2002 by shareholders of the Corporation for the purpose of changing the name of the Corporation to "Zunicom, Inc."

         Article One is hereby deleted in its entirety and replaced by the following language:

                                  "Article One

         A.       The name of the Corporation is Zunicom, Inc."

                                  ARTICLE THREE

         The number of shares of the Corporation outstanding at the time of such adoption was 8,518,478; and the number of shares entitled to vote thereon was 8,518,478.

                                  ARTICLE FOUR

         The number of shares voted for such amendment was 7,791,158; and the number of shares voted against such amendment was 8,931.


Dated: Monday, September 30, 2002

Tech Electro Industries, Inc.

By: /s/ Ian Edmonds                 By: /s/ Mimi Tan
   -----------------------             -----------------------
        Ian Edmonds                         Mimi Tan
        Vice President                      Secretary